                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                                            FORM 12b-25

                                                    NOTIFICATION OF LATE FILING

                                                                                       OMB APPROVAL
                                                                            OMB NUMBER :  3235-0058
                                                                             EXPIRES:  May 31, 1997
                                                                           ESTIMATED AVERAGE BURDEN
                                                                            HOURS PER RESPONSE 2.50

                                                                                    SEC FILE NUMBER
                                                                                          000-11730

                                                                                       CUSIP NUMBER
                                                                                        82845R 10 7

(CHECK ONE): / /Form 10-K    / /Form 20-F    / / Form 11-K    /X/Form 10-Q    / / Form N-SAR

For Period Ended:  DECEMBER 31, 2000

/ / Transition Report on Form 10-K          / / Transition Report on Form 10-Q
/ / Transition Report on Form 20-F          / / Transition Report on Form N-SAR
/ / Transition Report on Form 11-K

For the Transition Period Ended:

Read attached instruction sheet before preparing form.  Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates.

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                                                  PART I - REGISTRANT INFORMATION
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                                          Full Name of Registrant: COGNIGEN NETWORKS, INC.

                                                     Former Name if Applicable:

                                     Address of principal executive office (Street and number):
                                                 7001 Seaview Avenue NW, Suite 210

                                        City, State and Zip Code: Seattle, Washington 98117

                                                 PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b25(b), the following should be completed.  (Check appropriate box.)

/X/    (a)    The reason  described  in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable effort or expense;

/X/    (b)    The subject annual report,  semi-annual  report,  transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the  fifteenth  calendar day  following  the  prescribed  due date;  or the subject quarterly  report or transition  report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ /    (c)    The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                                        PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.  (Attach extra sheets if needed.)

More time is needed to resolve outstanding accounting issues, which may impact the quarterly report on Form 10-QSB for December
31, 2000.

                                                    PART IV - OTHER INFORMATION

(1)      Name and telephone number of person to contact in regard to this notification:

       Darrell H. Hughes            206                     297-6151
           (Name)               (Area Code) (Telephone Number)

(2)    Have all other periodic  reports  required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of
       the  Investment  Company Act of 1940 during the  preceding  12 months or for such  shorter  period  that the  registrant  was
       required to file such report(s) been filed?  If answer is no, identify report(s).         /X/ Yes  / / No
       See attached addendum.

(3)    Is it anticipated  that any  significant  change in results of operations from the  corresponding  period for the last fiscal year would be reflected by the earnings statements to be included in the subject report or portion thereof?
       / / Yes    /X/ No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                                                      COGNIGEN NETWORKS, INC.
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                                            (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  February 14, 2001                     By:  /s/ Darrell H. Hughes, President
                                                      DARRELL H. HUGHES, PRESIDENT